Exhibit 5(a)

[Letterhead of Ehrenreich Eilenberg & Krause LLP]

January 5, 2004

United Rentals (North America), Inc.

United Rentals, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06830

Ladies and Gentlemen:

We have acted as counsel for United Rentals (North America), Inc. (“URNA”) and United Rentals, Inc. (“URI”) in connection with the registration statement on Form S-3, as amended, (the “Registration Statement”), to be filed by URNA and URI with the Securities and Exchange Commission relating to $143,750,000 aggregate principal amount of URNA’s 1 7/8% Convertible Senior Subordinated Notes due October 15, 2023 (the “Notes”) issued under the Indenture dated as of October 31, 2003 (the “Indenture”) among URNA, URI and The Bank of New York, as trustee (the “Trustee”), URI’s senior subordinated guarantee of the Notes, and the shares of common stock, $.01 par value, of URI into which the Notes are initially convertible (the “Conversion Shares”).

In connection with the foregoing, we have examined, among other things, (i) the Registration Statement, (ii) the Indenture and (iii) originals, photocopies or conformed copies of all such corporate records, agreements, instruments and documents of URNA and URI, certificates of public officials and other certificates and opinions, and have made such other investigations as we have deemed necessary for the purpose of rendering the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as photocopies or conformed copies, and the authenticity of the originals of such latter documents. We have relied, to the extent we deem such reliance proper, upon representations, statements or certificates of public officials and officers and representatives of URNA and URI.

Based upon and subject to the foregoing, we are of the opinion that the Conversion Shares have been duly authorized by URI and, when issued upon conversion of the Notes in accordance with their terms and the terms of the Indenture, the Conversion Shares will be validly issued, fully paid and nonassessable.

The opinion rendered above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) the effect on URNA and URI of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

To the extent that the obligations of URNA and URI under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that forms a part thereof.

Very truly yours,

/s/ Ehrenreich Eilenberg & Krause LLP